UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12.

HOLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 3, 2010

TO THE STOCKHOLDERS OF HOLOGIC, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Hologic, Inc., a Delaware corporation (the “Company”), will be held on March 3, 2010 at 9:00 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1. To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3. If submitted to a vote of Hologic stockholders, to consider and act upon an adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on January 8, 2010 as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders on the Internet. We believe this e-proxy process, also known as “notice and access,” expedites stockholders receipt of proxy materials, lowers our printing and mailing costs and reduces the environmental impact of producing the materials for our annual meeting. On or about January 21, 2010, we will mail to our stockholders of record as of January 8, 2010 a notice containing instructions on how to access our proxy statement and annual report on the Internet and also how to vote their shares via the Internet. If you received a notice by mail you will not receive a printed copy of the proxy materials unless you specifically request them. Both the notice and this proxy statement contain instructions on how you can request a paper copy of the proxy statement and annual report.

The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that as soon as possible, you either:

(a) vote via the Internet pursuant to the instructions provided in the notice; or

(b) request printed copies of the proxy materials by mail pursuant to the instructions provided in the Notice, and either:

(i) complete, sign, date and return the proxy card you will receive in response to your request; or

(ii) vote via telephone (toll-free) in the United States or Canada, in accordance with the instructions on your proxy card.

By order of the Board of Directors

Mark J. Casey, Secretary

Bedford, Massachusetts

January 19, 2010

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 3, 2010: The Proxy Statement, the Hologic Annual Report for the fiscal year ended September 26, 2009 and the Proxy Card are available at www.proxyvote.com.

HOLOGIC, INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

March 3, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Hologic, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on March 3, 2010 at 9:00 a.m., local time, at our offices, 35 Crosby Drive, Bedford, Massachusetts 01730, or at any adjournments or postponements thereof.

Record Date

The Board of Directors has fixed the close of business on January 8, 2010 as the record date (the “Record Date”). Accordingly, only holders of record of our common stock, $.01 par value per share (“Common Stock”), as of the close of business on the Record Date will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. As of the Record Date, an aggregate of 258,807,349 shares of our Common Stock were issued, 219,033 of which are held in treasury, and an aggregate of 258,588,316 shares of our Common Stock were outstanding. The holders of our Common Stock are entitled to one vote per share on any proposal presented at the annual meeting.

Business to be Transacted

At the annual meeting, stockholders will act upon the following proposals:

1.	To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3.	If submitted to a vote of Hologic stockholders, to consider and act upon an adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Board of Directors’ Recommendation for Voting on the Proposals

The Board of Directors recommends a vote “FOR” each of the nominees for director, a vote “FOR” ratifying the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm and a vote “FOR” the adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the annual meeting.

Voting of Shares by Proxy

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (1) filing with our

Secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a date later than the date of such proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the annual meeting or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the annual meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, Attention: Secretary, at or before the taking of the vote at the annual meeting.

Quorum and Votes Required

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business at the annual meeting. Votes withheld from the nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting is required for approval.

An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposals to elect directors, to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm and to adjourn the annual meeting.

The persons named as the proxies, Robert A. Cascella and Glenn P. Muir, were selected by the Board of Directors and are officers and directors of Hologic. All properly executed proxies returned in time to be counted at the annual meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee’s name in the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm and to adjourn the annual meeting, all as further described in this proxy statement. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the enclosed proxy card (or any properly signed and dated copy thereof) will be voted in favor of the matters set forth in the accompanying notice of annual meeting of stockholders.

Other Business

The Board of Directors knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, shares represented by all proxies received by our Secretary will be voted with respect thereto in accordance with the judgment of the persons named as the proxies.

Requesting Proxy Materials by Mail

If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy of the proxy materials by (i) calling 1-800-579-1639; (ii) sending an email to sendmaterial@proxyvote.com;

or (iii) logging onto www.proxyvote.com. The Notice also provides you with these instructions on how to request printed copies of the proxy materials. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about January 21, 2010, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) an Important Notice Regarding the Availability of Proxy Materials (Notice) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice and this proxy statement. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nine (9) directors are to be elected at the annual meeting. Our Board of Directors (referred to herein as the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees named below. All nominees are currently our directors. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are being nominated in accordance with the provisions of our bylaws, and not pursuant to any other arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the nominees listed below.

Set forth below is certain biographical information regarding the nominees as of January 10, 2010:

Name	Age	Position	Director Since
John W. Cumming	64	Chairman of the Board and Executive Officer	2001
Robert A. Cascella	55	President, Chief Executive Officer and Director	2008
Glenn P. Muir	50	Executive Vice President, Finance and Administration, Chief Financial Officer and Director	2001
Sally W. Crawford (4)	56	Director	2007
David R. LaVance, Jr. (1)(2)(3)(4)(5)	55	Director	2002
Nancy L. Leaming (3)(4)	62	Director	2003
Lawrence M. Levy (1)(2)(3)	71	Director	2005
Elaine S. Ullian (1)(4)	62	Director	2007
Wayne Wilson (2)(3)(4)	60	Director	2007

(1)	Member of our Nominating and Corporate Governance Committee
(2)	Member of our Corporate Development Committee
(3)	Member of our Audit Committee
(4)	Member of our Compensation Committee
(5)	Lead Independent Director

Mr. Cumming was appointed as Chairman of the Board in May, 2008. He served as the Company’s Chief Executive Officer and director from July 2001 through November 2009 and currently serves as an executive officer. From November 2002 until October 2007, Mr. Cumming also served as our Chairman. Mr. Cumming served as our President from July 2001 through September 2003. Prior to July 2001 and since joining our company in August 2000, Mr. Cumming held the position of Senior Vice President and President, Lorad. Prior to joining us, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984.

Mr. Cascella has been one of our directors since June 2008. He has served as the Company’s Chief Executive Officer since November 2009. He joined us in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Prior to joining us, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare. Prior to joining CFG Capital, from 1995 to 1998, Mr. Cascella was Chief Operating Officer and Vice President of Finance for NeoVision Corporation, a developer of 3D ultrasound technology used for real-time guidance of interventional breast procedures. Mr. Cascella received a B.S. in Finance from Fairfield University in 1978.

Mr. Muir, a certified public accountant, was appointed to our Board in July 2001, and has held the position of Executive Vice President, Finance and Administration since September 2000. Mr. Muir has been our Chief Financial Officer since 1992. Mr. Muir served as the Company’s Controller from the time he joined us in October 1988 through 1992. Mr. Muir received an M.B.A. from the Harvard Graduate School of Business Administration in 1986.

Mr. LaVance has been one of our directors since December 2002 and was elected lead independent director by our Board in 2008. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in biosciences fields. From 1995 to 1997, Mr. LaVance was Managing Director for KPMG Health Ventures, leading the life sciences consulting practice of the KMPG accounting firm. Since 2003, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation, a developer of specialized medical products with a focus on cardiac technologies (previously known as Medi-Hut Co., Inc.).

Ms. Leaming has been one of our directors since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves as chair of the Board of the American Red Cross of Massachusetts Bay and as a director of Edgewater Technology, Inc., The Jacobson Group, the Massachusetts Taxpayer Foundation, Biogen Idec Inc. and the Boston Chamber of Commerce.

Mr. Levy has been one of our directors since December 2005. Mr. Levy has been Senior Counsel at Brown Rudnick LLP, an international law firm, since February 2005 and, for more than 30 years before that, had been a Partner at Brown Rudnick, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is also a director of Option N.V. of Belgium, Scivanta Medical Corporation and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School.

Ms. Ullian has been one of our directors since October 22, 2007. Since 1996 Ms. Ullian has served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital. Ms. Ullian has previously announced that she plans to retire as President and CEO of Boston Medical Center when her current contract expires in January 2010. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine; lecturer at Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals and ThermoFisher Scientific. Ms. Ullian had previously served as one of our directors from 1996 to 2003.

Ms. Crawford became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Universal American, Exact Sciences Corporation, CombinatoRx, Inc. and Insulet Corporation.

Mr. Wilson became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since July 2003. Mr. Wilson has been an independent business advisor since September 2002. From January 1998 to September 2002, Mr. Wilson served as President and Chief Operating Officer and from August 1995 to January 1998, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer of PC Connection, Inc., a direct marketer of information technology products and services. From June 1986 to August 1995, he was a partner in the Assurance and Advisory Services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of Edgewater Technology, Inc. and ARIAD Pharmaceuticals, Inc.

EXECUTIVE OFFICERS

The names of our executive officers, who are not directors, along with certain biographical information furnished by them, are set forth below:

Name	Age	Title
John R. Pekarsky	56	Senior Vice President, North American Sales and Strategic Accounts
Jay A. Stein	67	Chairman Emeritus, Senior Vice President and Chief Technical Officer
Howard B. Doran, Jr.	49	Senior Vice President, Diagnostics
Steven Williamson	37	Senior Vice President, GYN Surgical
Peter K. Soltani	49	Senior Vice President, Breast Health
Mark J. Casey	46	Senior Vice President, General Counsel and Secretary
David J. Brady	50	Senior Vice President, Human Resources

Executive officers are chosen by and serve at the discretion of our Board of Directors.

Mr. Pekarsky joined us in September 2000 in connection with the acquisition of the mammography assets of Trex Medical where he served as Vice President, National Accounts. In August 2002, Mr. Pekarsky was appointed as our Senior Vice President, North American Sales and Strategic Accounts. From February 1998 to September 2000, Mr. Pekarsky served in a number of enterprise and national account roles at Trex Medical. Prior to joining Trex Medical, Mr. Pekarsky was employed with CTI PET Systems from October 1996 to February 1998 and with Siemens Medical Systems from January 1984 to October 1996 serving in a variety of sales and sales management roles. Mr. Pekarsky received a Master of Public Health degree in Health Services Administration from the University of Pittsburgh.

Dr. Stein, a co-founder, Chairman Emeritus, Senior Vice President and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President and Chief Technical Officer of the Company since its organization in October 1985. Dr. Stein served as a director of the Company from October 1985 through October 2007, including as Chairman of the Company’s Board from June 2001 to November 2002. Since October 2007 he has served as Chairman Emeritus pursuant to which he continues to participate in meetings of the Board. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of nineteen patents involving X-ray technology.

Mr. Doran joined us in October 2007 in connection with our merger with Cytyc. Mr. Doran is our Senior Vice President, Diagnostics, responsible for managing our diagnostics line of business. Prior to joining us, Mr. Doran joined Cytyc in 1997 as an account executive and has held several senior sales and marketing positions at Cytyc. Since 2004 he has served as Vice President of Cytyc Diagnostic Products. Prior to joining Cytyc, Mr. Doran was an account manager at Sage Products, an international company specializing in innovative healthcare/laboratory products. He holds a B.A. from West Chester (Pennsylvania) University.

Mr. Williamson joined us in October 2007 in connection with our merger with Cytyc. Mr. Williamson is our Senior Vice President, GYN Surgical, responsible for managing our surgical line of business. Mr. Williamson served NovaCept as a Territory Manager before NovaCept was acquired by Cytyc in March 2004. At Cytyc, Mr. Williamson performed various sales, marketing, and sales management roles before his promotion to Vice President of Sales in January of 2006. Mr. Williamson held this role until January 2009 when he was promoted to Vice President of Sales and Marketing for GYN Surgical. His promotion to Senior Vice President occurred in December 2009. Prior to joining NovaCept, Mr. Williamson held a range of sales and marketing positions, most notably with the Endoscopic Technologies group of C.R. Bard, Inc. Mr. Williamson holds a M.B.A. from Bentley College and a B.B.A. from the Isenberg School of Management at the University of Massachusetts.

Dr. Soltani joined us in November 2000 as Vice President and General Manager of Direct Radiography Corp. and served as such until September 30, 2007, when he was appointed to manage our Breast Health line of business. He currently serves as Senior Vice President, Breast Health. Prior to joining us, Dr. Soltani served as General Manager, NDT Business Group, Digital Systems at AGFA Corporation from 1999 to November 2000. From 1994 to 1999, Dr. Soltani served as General Manager, Imaging Systems Division of Liberty Technologies, a division of Crane Nuclear, Inc. Prior to joining Liberty Technologies, Dr. Soltani was with Quantex Corporation, serving as Vice President, Technology from 1992 to 1994, Director, Product Development from 1990 to 1992 and as a Senior Staff Scientist from 1986 to 1990. Dr. Soltani is the principal author or co-author of a number of patents related to digital imaging technologies and has published numerous articles on digital imaging. Dr. Soltani received a Ph.D. in Materials Engineering from the University of Maryland in 1994.

Mr. Casey joined us in October 2007 in connection with our merger with Cytyc. Mr. Casey is our Senior Vice President, General Counsel and Secretary. Prior to joining us, Mr. Casey held the position of Vice President, Deputy General Counsel and Chief Patent Counsel at Cytyc where he joined in 2002 as Assistant General Counsel and Chief Patent Counsel. . Prior to joining Cytyc, Mr. Casey served as an attorney for Boston Scientific from 1998-2002 and EMC Corporation from 1996-1998. Mr. Casey joined Digital Equipment Corporation’s (DEC) law department in 1992, where he served until 1996. Prior to this, Mr. Casey held various engineering positions with DEC and AT&T Network Systems from 1985 through 1992. Mr. Casey received a B.S. in Electrical Engineering from Syracuse University and a J.D. from Suffolk University.

Mr. Brady joined us in May 1995 as Manager, Human Resources and served as such until January 1998 when he was promoted to Director, Human Resources. Following this promotion in September, 2000 he was promoted to Vice President, Human Resources & Facilities Administration. In February, 2003, Mr. Brady was appointed Senior Vice President, Global Human Resources & Facilities Administration. Prior to joining us Mr. Brady served as Manager of Human Resources at IPL Systems.

GOVERNANCE OF OUR COMPANY

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. The Board is composed of a majority of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of The Nasdaq Stock Market. The Board has determined that the following directors are “independent,” according to the above definition: Nancy Leaming, David LaVance, Lawrence Levy, Elaine Ullian, Sally Crawford and Wayne Wilson. In addition, the Audit Committee is composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934. In making its independence determination with respect to Mr. Levy, the Board considered Mr. Levy’s position as senior counsel at Brown Rudnick, a law firm to whom we paid more than $200,000 in legal services during fiscal year 2009. Because Mr. Levy does not perform any legal services on behalf of the Company in his capacity as senior counsel at Brown Rudnick and does not derive any compensation from Brown Rudnick based upon fees paid by the Company to Brown Rudnick, the Board concluded that this relationship would not interfere with the ability of Mr. Levy to be independent from management and to act in our best interests and the interest of our stockholders.

The Board has adopted a charter for each of the four standing committees that address the make-up and functioning of such committee. The Board has also adopted a code of business conduct and ethics that applies to all of our employees, officers and directors.

The Nominating and Corporate Governance Committee of the Board is responsible for recommending a candidate for the position of Lead Independent Director from the independent members of the Board. The independent directors (acting by a vote of the majority of independent directors then serving on the Board) are responsible for approving and appointing the Lead Independent Director. The Lead Independent Director is elected at least once on an annual basis, generally at the Board meeting in conjunction with each annual meeting of stockholders and such election and service will occur and continue during any period of time, and only so long as the Chairman of the Board is not an “independent” Board member under Nasdaq regulations. Currently Mr. LaVance is designated as the Lead Independent Director. A written charter adopted by the Board establishes the authority and responsibilities of the Lead Independent Director. They include:

•

advise and consult with the Chief Executive Officer, senior management and the Chairperson of each committee of the Board, as to the appropriate information, agendas and schedules of Board and committee meetings;

•	advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

•	call meetings of the Board or executive sessions of the independent directors;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors;

•

serve as principal liaison between the independent directors, and the Chief Executive Officer and senior management, on sensitive issues, including the review and evaluation of the Chief Executive Officer;

•	coordinate with the independent directors in respect of each of the foregoing; and

•	preside over meetings of the Board.

The Lead Independent Director Description is publicly available on the Company’s website at www.hologic.com.

Meetings of the Board of Directors and its Committees

The Board met eight (8) times during the fiscal year ending September 26, 2009, and each of our directors attended at least 75 percent of the total number of meetings of the Board and all committees of the Board on which he or she served.

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors. The Nominating and Corporate Governance Committee seeks to identify director candidates and may rely on input provided by a number of sources, including (1) the Nominating and Corporate Governance Committee members, (2) our other directors or officers, (3) our stockholders and (4) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided such recommendations are submitted in accordance with the procedures set forth below. In order to provide for an orderly and informed review and selection process for director candidates, our Board has determined that stockholders who wish to recommend director candidates for consideration by the Nominating and Corporate Governance Committee must comply with the advance notice provisions and other requirements of Section 1.4 of our bylaws, as if such recommendation were a nomination. Except as set forth in the next sentence, this notification must be received by us not earlier than November 3, 2010 and not later than December 3, 2010 for our 2011 annual meeting of stockholders and must provide information about the nominee’s qualifications for Board membership and other information required by the bylaws. In the event that the number of directors to be elected to the Board is increased effective at the annual meeting and there is no public announcement by the Company naming the nominees for the additional directorship at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, only with respect to nominees for the additional directorships, if it shall be delivered not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. Stockholders who intend to recommend a director candidate to the Nominating and Corporate Governance Committee for consideration are urged to obtain and thoroughly review a copy of our bylaws. To obtain a copy of our bylaws, stockholders should contact Hologic, Inc., Investor Relations, at 35 Crosby Drive, Bedford, MA 01730.

All candidates submitted by stockholders will be evaluated by the Nominating and Corporate Governance Committee in the same manner as all other director candidates.

Audit Committee

The Audit Committee is responsible for assisting our Board in the oversight of (i) our financial reporting process, accounting functions, internal audit functions and internal controls over financial reporting, and (ii) the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm. In addition, the Audit Committee, among other things, reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

A copy of the written charter of the Audit Committee is publicly available on the Company’s website at www.hologic.com. None of the current members of the Audit Committee are employees of our company and our Board has determined that each member of the Audit Committee is independent (as independence is defined in the current listing standards of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934). The Audit Committee met fourteen (14) times during fiscal year 2009. Ms. Leaming and Messrs. Wilson, LaVance and Levy are the current members of the Audit Committee, and Ms. Leaming serves as Chairperson.

Audit Committee Financial Expert. The Board has determined that each of Messrs. Wilson and LaVance and Ms. Leaming qualify as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K, and “independent” for purposes of current listing standards of The Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934.

Compensation Committee

The primary functions of the Compensation Committee include (i) reviewing and approving the compensation for each of our officers, who is a “named executive officer” as defined in Item 402(a) of Regulations S-K, and such other of our senior officers as the Compensation Committee deems appropriate, (ii) evaluating the performance of the Chief Executive Officer, the other of our “named executive officers” and such other of our senior officers as the Committee deems appropriate as it relates to their compensation, (iii) overseeing the administration and the approval of grants and terms of equity awards under our equity-based compensation plans, which may include the delegation of such authority for the purpose of issuing equity incentives to our non-executive officers, and (iv) recommending compensation for members of the Board and each Committee thereof, for review and approval by the Board. The Board and Compensation Committee may delegate limited authority to executive officers or other directors of the Company to grant equity awards to non-executive officers. Currently, David J. Brady, our Senior Vice President, Human Resources, has been delegated such authority, subject to terms, conditions and limitations previously approved by the Compensation Committee and the Board, with each of Messrs. Cascella and Muir authorized to serve as an alternate to Mr. Brady at times when Mr. Brady is not otherwise available.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.hologic.com. The Compensation Committee met nine (9) times during fiscal year 2009. Messrs. LaVance and Wilson and Ms. Crawford, Ms. Leaming and Ms. Ullian are the current members of the Compensation Committee, and Ms. Crawford serves as Chairperson.

Compensation Committee Interlocks and Insider Participation The current members of the Compensation Committee are Ms. Crawford, Ms. Ullian, Ms. Leaming and Messrs. LaVance and Wilson. No member of the Compensation Committee is or has ever been an executive officer or employee of our company (or any of its subsidiaries), and no “compensation committee interlocks” existed during fiscal year 2009.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to the Board potential candidates to be nominated for election or appointment as our directors as well as consideration of issues relating to the corporate governance of our company, including periodically reviewing our corporate governance guidelines, reviewing and recommending to the Board any changes to the committee charters, recommending the membership and chair of our Board committees and leading the succession planning process for our executive officers. The Nominating and Corporate Governance Committee also considers suggestions regarding possible candidates for director as described above under “Nomination of Directors.”

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our website at www.hologic.com. The Nominating and Corporate Governance Committee met four (4) times during fiscal year 2009. Ms. Ullian and Messrs. Levy and LaVance are the current members of the Nominating and Corporate Governance Committee, and Mr. LaVance serves as Chairperson.

Corporate Development Committee

The Corporate Development Committee was formed in September 2004 to assist the Board in its oversight of strategic and investment transactions and financing activities.

The Corporate Development Committee’s written charter is publicly available on our website at www.hologic.com. The Corporate Development Committee met three (3) times during fiscal year 2009. Messrs. LaVance, Wilson and Levy are the members of the Company’s Corporate Development Committee. Mr. Levy serves as Chairperson.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have, as a part of our Code of Business Conduct, adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our website at www.hologic.com.

Attendance by Directors at the Annual Meeting of Stockholders

Our Board has scheduled a Board meeting in conjunction with the annual meeting of stockholders. Our directors are encouraged to attend the annual meeting of stockholders on March 3, 2010. All directors then serving on our Board other than Ms. Leaming attended the annual meeting of stockholders held on March 4, 2009.

Stockholder Communications with the Directors

Stockholders may contact our Board of Directors and committees thereof by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. All communications directed to our Board of Directors or a committee thereof will be delivered to our Board of Directors or the appropriate committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides narrative disclosure regarding the compensation plans, programs and arrangements we employed for our Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our three other most highly compensated executive officers during our 2009 fiscal year, as determined under the rules of the SEC (collectively called our “named executive officers”).

Who oversees our executive compensation plans, programs and arrangements?

The compensation and benefit programs for our senior executives and our equity-based incentive compensation plans are overseen by the Compensation Committee (the “Committee”) of our Board. Committee membership is determined by our Board and, consistent with the listing requirements of the Nasdaq Global Select Market as well as Section 162(m) of the Internal Revenue Code (the “Code”), the Committee is composed entirely of independent, non-employee members of the Board. During our 2009 fiscal year, the Committee was comprised of Sally W. Crawford, David R. LaVance, Jr., Nancy L. Leaming, Elaine S. Ullian and Wayne Wilson. Ms. Crawford is the Chairperson of the Committee.

The Committee’s responsibilities are specified in the Committee’s charter. The Committee meets regularly throughout the year. The Chairperson regularly reports on Committee actions and recommendations at full meetings of our Board. At Committee meetings, non-Committee independent members of the Board and others such as the CEO, the Chief Operating Officer, the Chief Financial Officer, the Senior Vice President of Human Resources and other senior human resource employees, legal officers or external consultants or counsel, may be invited to provide information, respond to inquiries of the Committee and generally provide support to the Committee. The Committee also works directly with senior employees in our human resources department, and with one or more independent compensation consulting firms that do not otherwise provide services to us.

During our 2009 fiscal year ended September 26, 2009, John W. Cumming, our then Chairman and Chief Executive Officer, reviewed the performance and compensation of Robert A. Cascella, our then President and Chief Operating Officer and Glenn P. Muir, our Executive Vice President and Chief Financial Officer, along with the Committee. Messrs. Cumming, Cascella and Muir collectively reviewed the performance and compensation of the other named executive officers and certain other members of senior management. None of these officers participated in the deliberations of the Committee regarding his own compensation. In November 2009, Mr. Cascella was promoted to President and Chief Executive Officer, and Mr. Cumming has remained as Chairman of the Board and an executive officer.

Mr. Muir provided input relating to the financial targets to be established for our short-term incentive plan described below, and for presenting data and analysis regarding the impact of the executive compensation programs on our financial performance.

Messrs. Cumming, Muir and Cascella further assisted the Committee by providing their collective input on:

•	the financial impact of the bonus pool under our short-term incentive plan and the awards under our long-term incentive plans;

•	the establishment of the short-term financial and non-financial performance goals that are used as benchmarks in many of our compensation plans; and

•	the compensation program’s ability to attract, retain and motivate the level of executive talent necessary for our continued success.

What are our compensation principles?

We are a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products focused on the healthcare needs of women. The healthcare industry in general, and the markets in which our products compete, are highly competitive and characterized by continual change and improvement in technology. Many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. We also compete for personnel with earlier stage companies that may offer attractive growth and equity compensation opportunities. Our ability to compete effectively in the markets within which we operate depends to a large extent on our success in identifying, recruiting, developing and retaining key management personnel.

A key element of our human resource strategy is the design and implementation of compensation plans, programs and arrangements that:

•	provide a comprehensive approach to executive compensation;

•	provide competitive and differentiated levels of pay based on corporate and individual performance;

•	help attract and retain superior executive talent; and

•	reinforce the alignment of the interests of the members of our executive management team with those of our stockholders.

Compensation Committee decisions are guided by the following basic principles:

Pay for performance — We believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that compensation levels should reflect both our short-term and long-term performance objectives. With respect to our short-term performance, we believe that our compensation plans should provide the flexibility to reflect the extent to which goals are missed, met, or exceeded, while taking into account external factors as well as an individual’s ability to directly influence company results. We believe that with respect to our long-term performance, rewards realized under our long-term equity compensation plans should be driven largely by shareholder value;

Support our business strategy — We aim to design compensation plans that align compensation objectives with our business strategies and that enable a focus on creating sustainable, long-term growth and stockholder value;

Pay competitively — We aim to establish overall target compensation (compensation received when achieving expected results) that is competitive with that being offered to individuals holding comparable positions and producing similar results at other public companies with which we compete for business and talent; and

Focus on total compensation — We seek to use a mix of all available compensation components including base salary, annual incentives, long-term incentives, benefits and perquisites, in designing competitive compensation packages.

Over time, we believe these principles will help us to successfully identify, recruit, develop and retain talented employees who are committed to our success.

What are our executive compensation objectives?

Consistent with the basic principles of our compensation philosophy, the Committee’s compensation decisions with respect to our executive officers are guided by the following objectives, each of which is designed to facilitate our long-term success:

Drive superior performance — Our compensation plans for executive officers are designed to encourage our leaders to achieve and exceed established performance targets;

Focus on long-term success — Our compensation plans for executive officers include a variety of long-term incentive plans designed to encourage executives to focus on our long-term success and the creation of lasting stockholder value; and

Retain key executives — Our compensation plans for executive officers are focused on enabling the retention of those executives who have demonstrated superior talent and performance and whose continued employment is crucial to our future success.

What components comprise our executive compensation programs?

The Committee determines the elements of our executive compensation program and has selected the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation program goals and objectives:

Short-Term Compensation Elements

Element	Role and Purpose
Base Salary	Attract and retain executives and reward their skills and contributions to the day-to-day management of our company.

Short-Term Incentive Plan (Cash Bonus)	Motivate the attainment of annual financial, strategic, operational and individual goals aimed at achieving long-term value creation by paying bonuses determined by the achievement of specified performance targets while providing the Committee the discretion to award a meaningful component of total cash compensation based on its own assessment of company and individual performance levels.

Long-Term Compensation Elements

Element	Role and Purpose
Stock Option and Restricted Stock Unit Awards	Align executive interests with the interests of our stockholders and create accountability for executives to enhance stockholder value.

Supplemental Executive Retirement Plan	Promote long-term retention by providing that the company’s discretionary contributions to the SERP vest over a three year period.

Retention, Severance and Change of Control Agreements	Promote long-term retention by entering into change of control agreements to help align interests of executives with stockholders during the negotiation of a potential change of control transaction.

Benefits

Element	Role and Purpose
Employee Benefit Plans and Perquisites	Promote financial security and provide other benefits commensurate with those offered by peer group companies.

The Committee has not adopted a formal policy for allocating between the various components of our compensation program but rather seeks to allocate the compensation of our named executive officers in a manner designed to achieve total compensation in line with the Committee’s subjective assessment of an individual’s performance and value, as well as the benchmarks established by reference to the compensation practices of companies in our peer group.

How does the Committee determine the forms and amounts of compensation?

The Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities and our historical and anticipated future financial performance.

The Committee retains a compensation consultant

The Committee has engaged DolmatConnell & Partners Inc. (the “Compensation Consultant”), an independent compensation consultant, in order to assist the Committee in the discharge of its duties. The Compensation Consultant does not perform any services for us other than for the Committee, and the Committee retains the right to terminate or replace the Compensation Consultant at any time.

During our 2009 fiscal year, the Compensation Consultant provided the Committee with:

•	a comprehensive review of our executive compensation philosophy and strategy, including revisiting the peer group companies and the criteria for selecting peers;

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites; and

•	support for the preparation of our disclosure in this proxy statement.

The Committee compares our compensation plans to those provided by the competitors in our peer group

A key task undertaken by the Compensation Consultant is to assist the Committee in constructing a tailored group of peer companies to enable the Committee to benchmark the elements of the total direct compensation (base salary, bonus and all long-term incentive plan benefits) paid to our named executive officers. The Committee seeks to maintain a peer group representing a broad, but reasonable, range of companies for comparison based on the following factors:

•	Similarities in revenue levels (between $0.8 billion and $3.4 billion) and size of market capitalization (between $1.9 billion and $7.5 billion);

•	Similarities to the industries within which we operate (i.e. medical devices, medical equipment and supplies, and diagnostic products);

•	The generally overlapping labor market for top management talent; and

•	Our status as a publicly-traded, U.S.-based, non-subsidiary firm.

At the beginning of our 2009 fiscal year, our peer group consisted of the following companies:

Allergan, Inc.	Beckman Coulter, Inc.	Biogen Idec, Inc.	Charles River Laboratories International, Inc.

C. R. Bard, Inc.	Celgene Corp.	Dade Behring Holdings, Inc.	DENTSLPLY International, Inc.

Forest Laboratories	Genzyme Corp.	Kinetic Concepts, Inc.	Invitrogen Corp.

Millipore Corp.	Pharmaceutical Product Development Inc.	Sepracor Inc.	St. Jude Medical, Inc.

Varian Medical Systems, Inc.	Waters Corp.	Life Technologies Corp.

The compensation paid to executive officers at the peer group companies listed above was used as a benchmark to assist the Committee in establishing base salary levels and long term incentive awards for our 2009 fiscal year.

During our 2009 fiscal year, the Committee, with the assistance of the Compensation Consultant, reviewed the companies included within our peer group in order to monitor potential additions and subtractions to the group. As a result of this review, in August 2009, the Committee elected to adjust the peer group by removing Allergan, Inc., Biogen Idec, Inc., Celgene Corp., Dade Behring Holdings, Inc., Genzyme Corp., Invitrogen Corp. and Pharmaceutical Product Development Inc. from the peer group (as a result of their positioning above the target market capitalization and/or revenue ranges) and adding Bio-Rad Laboratories, Inc., Edwards Life Sciences Corp, Intuitive Surgical, Inc. and Inverness Medical, Inc. (which more closely fit our peer group criteria). The short-term and long-term compensation awarded to executive officers at peer group companies as adjusted in response to this peer group review was used as a benchmark to assist the Committee in making compensation decisions after August 2009.

The Committee determines target levels for executive base pay, short-term incentive pay, long-term incentive pay, and equity awards relative to benchmark data gathered from publicly available compensation information for executives at peer group companies and survey data from a broader index of comparable public companies. The targets for our 2009 fiscal year, established in the first quarter of that year, were as follows:

Compensation Component	Target Percentile
Base Salary	50th to 75th
Short-Term Target Incentive Compensation	50th to 70th
Equity Target Awards	50th to 70th

The target levels listed above were established at or above the 50% level as a result of the Committee’s determination that the establishment of highly competitive pay packages was of critical importance in achieving our goal of retaining and motivating key executives and in recognition of our overall historical performance as compared to peer group companies. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes that it must be flexible and retain discretion with respect to all elements of our compensation program.

The Committee uses tally sheets

In order to assess compensation information relative to each of our named executive officers, the Committee reviews individualized tally sheets which set forth the total direct compensation payable to these senior executives. These tally sheets also provide a breakdown of each of the various elements comprising a named executive officer’s compensation, including cash compensation (base salary and bonus), long-term incentive compensation (stock options and restricted stock units), and benefits payable under our Supplemental Executive Retirement Plan, or SERP. The information presented on the tally sheets demonstrates the variance in annual compensation levels with respect to each named executive officer, and allows the Committee to review the total direct compensation payable to each named executive officers. In conducting its review of the tally sheets for our 2009 fiscal year, the Committee determined that the total direct compensation amounts payable to our named executive officers remained consistent with the Committee’s compensation policies and principles and that the variance in compensation levels with respect to named executive officers adequately reflected the Committee’s assessment of the relative importance of the position and responsibilities of each of our named executive officers.

What specific decisions did the Committee make regarding the various components of our executive compensation programs for our 2009 fiscal year and why did the Committee arrive at these decisions?

Short-Term Compensation Elements

Base Salary

An executive’s base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary represents the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group, our business strategy, our short-term and long-term performance goals and individual factors such as position, salary history, individual performance, an individual’s length of service with us and placement within the general base salary range offered to our executive officers.

Effective for fiscal year 2009, the Committee established the salaries of our named executive officers as set forth below.

Fiscal Year 2009 Base Salaries of Named Executive Officers

Name	FY2008 Salary	FY2009 Salary	Percentage Increase	Percentile of FY2009 Salary Against Peer Group
John W. Cumming	$925,000	$925,000	0%	62%
Robert A. Cascella	$550,000	$725,000	32%	67% (1)
Glenn P. Muir	$450,000	$500,000	11%	74% (2)
Jay A. Stein	$275,000	$283,000	3%	25th – 50th (3)
Howard B. Doran, Jr.	$300,000	$309,000	3%	25th – 50th (3)

(1)	Mr. Cascella’s salary increase for our 2009 fiscal year reflects the increasing responsibilities assumed by Mr. Cascella in anticipation of our succession planning.
(2)	Represents comparison to other Chief Financial Officers. The Committee determined that Mr. Muir, as Executive Vice President, also served in capacities beyond that of a Chief Financial Officer.
(3)	The base salaries of Messrs. Stein and Doran were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Doran at peer group companies. The Committee compared the base salaries of Messrs. Stein and Doran to a broader index of survey data gathered from comparable public companies.

2009 Short-Term Incentive Plan

On November 10, 2008, the Committee approved the 2009 Short-Term Incentive Plan (the “STIP”) which provided most of our senior officers, including each of the named executive officers, with the opportunity to earn a performance-based cash bonus. Target bonus amounts for each of our named executive officers under the STIP, as measured as a percentage of base salary were established.

The STIP provides that 100% of targeted payout levels will be achieved at a combination of corporate, divisional and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s role. The maximum bonus amounts payable under the STIP were fixed at 200% of target (e.g., an individual with a target bonus equal to 75% of such individual’s base salary would be eligible to receive a bonus payment in an amount up to a 150% of such individual’s salary). However, the Committee reserved the right to award bonus payout amounts exceeding this maximum for individual performance and to enable full payout of the established bonus pool or for any other reason. Conversely, even if performance targets have been achieved, the Committee reserved the right, in its sole and absolute discretion, to reduce the amount of any bonus payout to any STIP participant to reflect the Committee’s assessment of the participant’s individual performance or for any other reason. Additionally, the Committee retained the discretion, from time to time, to review and adjust the bonus targets during our 2009 fiscal year.

In establishing the STIP and the related performance goals triggering payments under the STIP, the Committee sought to directly tie incentive compensation to key financial and non-financial performance measures in order to align our strategic and financial plans with our short-term compensation policies. In setting these goals the Committee considered our historical performance, changes in the global economic environment, investor expectations, competitor performance, returns to stockholders, the unique nature of our various operating divisions and individualized objectives sufficient to encourage each named executive officer to contribute to our overall success.

In keeping with our pay for performance philosophy, payments under the STIP make up a large portion of an executive’s annual compensation thereby linking a significant component of annual compensation to both individual and company performance.

How were 2009 bonuses determined under the STIP?

When the STIP was adopted in November 2008, the Committee also established the various components (including company and individual performance targets) to be measured in awarding bonuses under the STIP and the relative weighting of each component. In December 2008, the Committee adjusted the Revenue and Adjusted EPS minimum performance thresholds originally established in November 2008 in order to account for the fact that our actual performance and guidance was tracking at a lower level at such time due to the difficult global economic environment within which we were operating. The Committee decided to address these conditions by expanding the STIP payout scale to provide for modest bonus opportunities at lower levels of achievement, while maintaining previously established revenue and adjusted earnings per share targets necessary to achieve a full bonus payout. The Committee believed that it was critically important to reestablish achievable targets during these difficult economic times in order to properly incent our executives throughout the remainder of our fiscal year 2009.

The components of the STIP and the relative weighting ascribed to each component for our 2009 fiscal year for each of our named executive officers are as follows:

2009 Short-Term Incentive Plan Components and Weighting

Component	Maximum Performance Threshold	Minimum Performance Threshold	Weighting of Components Applicable to Messrs. Cumming, Cascella & Muir	Weighting of Components Applicable to Other Executive Officers (1)	Weighting of Components Applicable to Divisional Officers (2)
Company Revenue (3)	$2.063 billion	$1.675 billion	40%	40%	20%
Company Adjusted EPS (4)	$1.41	$1.17	40%	40%	20%
Divisional Revenue		$570.0 million (6)	0%	0%	20%
Divisional Pre-Tax Income		$102.3 million (6)	0%	0%	20%
Personal Management Bonus Objectives and Discretionary Awards (5)			20%	20%	20%

(1)	Includes Dr. Stein.
(2)	Includes Mr. Doran.

(3)	In our fiscal year 2008, our revenues were $1.674 billion. The maximum revenue threshold for our 2009 fiscal year translated to an increase in revenues of approximately 23% from our fiscal year 2008 revenues and the minimum revenue threshold for our 2009 fiscal year translated to a $1 million increase from our 2008 fiscal year.
(4)	In our fiscal year 2008, our adjusted earnings per share were $1.18. The maximum adjusted EPS threshold for our 2009 fiscal year translated to an increase of approximately 19% from our fiscal year 2008 and the minimum adjusted EPS threshold for our 2009 fiscal year translated to a decrease of approximately 1% from our fiscal year 2008. Adjusted EPS means our consolidated net income under GAAP, adjusted to exclude the amortization of intangible assets, one-time or non-recurring acquisition related charges such as in-process research and development, inventory write-up to fair value and stock option costs related to the acceleration of vesting, changes in GAAP or the interpretation or application thereof, and other one-time, non-recurring, unusual or unanticipated charges, expenses, gains or revenue, in each case as determined by the Committee. Adjusted EPS is not defined under GAAP. Despite the importance of adjusted earnings in analyzing our business and designing incentive compensation, adjusted EPS has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
(5)	Personal management bonus objectives were established by the Committee for Messrs. Cumming, Cascella and Muir. Personal management bonus objectives are designed to reward the achievement of company financial targets, such as revenues, pre-tax income, gross margins, pre-tax return on sales, cash position, retirement of indebtedness and stock price performance as well as qualitative performance benchmarks, such as our successful integration of acquired businesses, implementation of cost control measures, overall performance against our long-term strategic plan, and executive specific performance objectives, such as securing regulatory approvals, retention of personnel, achieving specified sales figures for particular company products, completion of specifically identified projects and implementation of successful product launches. The personal management bonus objectives component of the bonuses awarded to Messrs. Stein and Doran were discretionary awards made by the Committee after assessing their respective performances and contributions, and were not awarded in recognition of the achievement of any pre-established performance goals.
(6)	Only applies to Mr. Doran

The Committee believed the minimum performance thresholds underlying the Revenue and Adjusted EPS components of the STIP, as adjusted in December 2008, were achievable based on internal budgeting and forecasting. The Committee further believed that due to the difficult economic environment within which we would be operating throughout our 2009 fiscal year, achievement of these minimum performance thresholds would continue to represent a significant achievement.

Bonus awards for named executive officers are calculated by:

•

multiplying the relative weight of each STIP component (as shown on the tables below under Column A) by the percentage of the bonus amount payable with respect to the achievement of each STIP component (ranging from 0% to a maximum of 200% and as shown on the tables below under Column B);

•	adding the sum of each of the foregoing percentages (sum of the Column C amounts shown on the tables below);

•

multiplying this sum (as shown in Column U in the table below) by the bonus target as a percentage of the base salary of the applicable named executive officer (as shown in Column V in the table below) and then multiplying the resulting percentage (as shown in Column W in the table below) by the base salary of the applicable named executive officer (as shown in Column X in the table below); and

•	adding the dollar amount of any additional bonus awarded (as shown in Column Z in the table below) at the discretion of the Committee.

During our 2009 fiscal year, we failed to achieve our minimum performance threshold relative to the revenue target as revenues were $1.637 billion, or 98% of the revenue component of the STIP. During our 2009 fiscal year, we achieved our minimum performance threshold relative to the adjusted EPS target, as our adjusted earnings per share for the 2009 fiscal year was $1.17 on a fully-diluted basis. An adjusted EPS figure of $1.17 corresponded to a 50% payout on the performance grid established by the Committee relating to the achievement of the adjusted EPS target.

As a result of achieving the adjusted EPS target and narrowly missing the minimum performance threshold applicable to Revenues, the Committee exercised its discretion to award 50% payouts for both the adjusted EPS and revenue components of the STIP. The Committee similarly exercised its discretion to award 50% payouts for both of the divisional performance metrics as well as with respect to the personal management bonus objectives component of the STIP.

In exercising its discretion in awarding STIP bonuses at the 50% level with respect to each of the components of the STIP, the Committee took into account the following factors: the efforts of our executives in navigating the significant challenges faced by us as a result of difficult world-wide macroeconomic conditions which caused a significant slowdown in capital expenditures in the market for the medical products sold by us, and which in turn impacted all aspects of our businesses and strategic thinking; the important role played by our executives in successfully gaining FDA approval for four of our products during fiscal 2009; the significant cost reductions successfully implemented by our executives; the continued significant retirement of the indebtedness outstanding under our term loan; and our ability to improve our market share for several of our significant products. Additionally, the Committee took into consideration that payments of bonus amounts under the STIP constitute a key component of our continuing ability to retain top executive level talent.

The charts below show the relative weight of each component of the STIP with respect to the named executive officers and the percentage of the bonus amount payable to each named executive officer with respect to the applicable component of the STIP.

Company Revenue Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Company Revenue Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Revenue Component of STIP	Product of Column A and Column B
John W. Cumming	40%	50%	20%
Robert A. Cascella	40%	50%	20%
Glenn P. Muir	40%	50%	20%
Jay A. Stein	40%	50%	20%
Howard B. Doran, Jr.	15%	50%	7.5%

Company Adjusted EPS Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Company Adjusted EPS Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Adjusted EPS Component of STIP	Product of Column A and Column B
John W. Cumming	40%	50%	20%
Robert A. Cascella	40%	50%	20%
Glenn P. Muir	40%	50%	20%
Jay A. Stein	40%	50%	20%
Howard B. Doran, Jr.	25%	50%	12.5%

Divisional Revenue and Divisional Pre-Tax Income Components of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Divisional Revenue and Divisional Pre-Tax Income Components as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Adjusted EPS Component of STIP	Product of Column A and Column B
Howard B. Doran, Jr.	40%	50%	20%

Personal Management Bonus Objectives/Discretionary Award Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Personal Management Bonus Objectives/Discretionary Award Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Personal Management Bonus Objectives/Discretionary Award Component of STIP	Product of Column A and Column B
John W. Cumming	20%	50%	10%
Robert A. Cascella	20%	50%	10%
Glenn P. Muir	20%	50%	10%
Jay A. Stein	20%	50%	10%
Howard B. Doran, Jr.	20%	50%	10%

The chart below shows the total payments made under the STIP for fiscal year 2009 to our named executive officers. The amounts represented in Column Z below represent additional discretionary cash bonus amounts the Committee determined in its discretion to award to each of Messrs. Stein and Doran.

Total Fiscal Year 2009 STIP Payments to Named Executive Officers

	Column U	Column V	Column W	Column X	Column Y	Column Z

Name	Sum of Column C %s	Bonus Target as % of Base Salary	Product of Column V and Column U	FY 2009 Base Salary	Product of Column W and Column X	Dollar Amount of Additional Discretionary Bonus	Total Bonus Amount
John W. Cumming	50%	105%	52.5%	$925,000	$485,625	$0	$485,625
Robert A. Cascella	50%	85%	42.5%	$725,000	$308,125	$0	$308,125
Glenn P. Muir	50%	75%	37.5%	$500,000	$187,500	$0	$187,500
Jay A. Stein	50%	60%	30%	$283,000	$84,900	$100	$85,000
Howard B. Doran, Jr.	50%	60%	30%	$309,000	$92,700	$10,000	$102,700

The short-term incentive payments made to each of the named executive officers as benchmarked against the short-term incentive payments made to executives in our peer group is set forth below:

Comparison of Short-Term Incentive Amounts Against Peer Group Companies

Name	Percentile of FY 2009 Short-Term Incentive Awards Against Peer Group (1)
John W. Cumming	10%
Robert A. Cascella	7%
Glenn P. Muir	11%
Jay A. Stein	25%-50% (2)
Howard B. Doran, Jr.	25%-50% (2)

(1)	Based upon historical data then available. Only limited, if any, fiscal 2009 data was available at the time the Committee approved the short-term incentive awards.
(2)	The short-term incentive awards granted to Messrs. Stein and Doran were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Doran at peer group companies. The Committee compared the short-term incentive awards granted to Messrs. Stein and Doran against a broader index of survey data gathered from comparable public companies.

Long-Term Compensation Elements

The Committee considers total cash and equity compensation when setting compensation levels of our named executive officers and attempts to balance short-term and long-term components of its compensation plans and programs. In doing so, the Committee considers the retention value of any long-term equity awards currently held by the executive and the financial impact that retirement or voluntary termination would have on the executive. For our 2009 fiscal year, we allocated 50% of the total value of our long-term annual equity awards to executives to stock options and 50% to restricted stock units, consistent with our annual allocations during the prior year. The Committee continually reviews our compensation plans, programs and arrangements in order to find the right mix of compensation elements. Beginning with our 2010 fiscal year (described below), in order to more closely align the incentives of our executives with the interests of our stockholders, we allocated 75% of the total value of our long-term annual equity awards to executives to stock options and 25% to restricted stock units.

The awards granted to each named executive officer and a benchmark of the annual long-term incentive awards granted to each of the named executive officers against the annual long-term incentive awards made to executives in our peer group with respect to Messrs. Cumming, Cascella and Muir and against a broader index of survey data gathered from comparable public companies with respect to Messrs. Stein and Doran is set forth below:

FY2009 Long-Term Incentive Equity Grants

Name	Stock Options Awarded as FY2009 Long-Term Incentive Equity Grants (1)	Restricted Stock Units Awarded as FY2009 Long- Term Incentive Equity Grants (2)	Percentile of FY2009 Long- Term Incentive Equity Grants Against Peer Group (3)
John W. Cumming	713,000	231,000	70	th
Robert A. Cascella	281,000	91,000	70	th
Glenn P. Muir	196,000	63,000	70	th
Jay A. Stein	40,000	13,000	65	th
Howard B. Doran, Jr.	40,000	13,000	65	th

(1)	The stock options vest 20% annually until they become fully vested on the fifth anniversary of the grant date. The stock options have a seven year term and were granted at an exercise price of $14.50 per share and are subject to the terms and conditions set forth in our form of employee Stock Option Agreement.
(2)	The Restricted Stock Units vest 25% annually until they become fully vested on the fourth anniversary of the grant date and are subject to the terms and conditions set forth in our form of employee RSU Agreement.
(3)	The long-term incentive awards granted to Messrs. Stein and Doran were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Doran at peer group companies. The Committee compared the long-term incentive awards granted to Messrs. Stein and Doran against a broader index of survey data gathered from comparable public companies.

To incent our executives to help us achieve our objectives following our transformational business combination transaction with Cytyc Corporation in October 2007, which more than doubled the size of our business, we granted significant long-term equity incentive awards in January 2008 to our employees consisting of an annual award for fiscal year 2008 and a one-time “sign-on” award. These equity awards, in the form of options to purchase shares of our common stock, were granted with an exercise price equal to $33.31 (as adjusted to reflect our 2:1 stock split effected on April 2, 2008). After granting these options, our stock price declined significantly as a result of the global financial crises and resulting economic down-turn that occurred shortly after the end of our 2008 fiscal year. As a result, the Committee determined that the options granted in January 2008 were no longer effective in providing long-term incentives for future performance or in helping to retain our employees.

In order to address this concern, on March 9, 2009, following our receipt of stockholder approval, we initiated a “value-for-value” exchange offer pursuant to which employees who were granted options in January 2008 with an exercise price of $33.31 per share were offered the one-time opportunity to exchange these options for new options of equivalent value at a per share exercise price equal to 110% of the closing sales price of our common stock as reported by The Nasdaq Global Select Market on the date of the new grant. Our named executive officers and our directors were excluded from participating in the exchange offer, however, Howard B. Doran, Jr., who was not a named executive officer at the time that the exchange offer was consummated, was offered the opportunity to participate in the exchange offer, and he elected to do so.

As a result of the exchange offer, we accepted for exchange options to purchase an aggregate of 784,000 shares of our common stock from 34 participants (including options to purchase 44,000 shares of our common stock tendered for exchange by Mr. Doran), representing 100% of the total shares of common stock underlying options eligible for exchange in the exchange offer. In return for the 784,000 options tendered for exchange, on April 5, 2009, we granted options to purchase an aggregate of approximately 406,150 shares of common stock (including options to purchase an aggregate of 22,796 shares of our common stock granted to Mr. Doran) at an exercise price per share of $14.87 or 110% of the closing price of our common stock as reported by The Nasdaq Global Select Market on April 3, 2009. Each new option granted as part of the exchange offer will become exercisable over a period of four years, with 25% vesting on April 5, 2010 and 25% vesting on each April 5th thereafter until fully vested. The exchange offer was designed to make the issuance of the new options’ accounting expense neutral to us, which means that the number of shares represented by the new options granted pursuant to the exchange offer was determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new options at the time the new options were granted being approximately equal to the fair value of the options tendered for exchange at the time immediately prior to being cancelled. The chart below shows the number of options eligible to be exchanged for new options, the number of options actually tendered for exchange and the number of new options granted pursuant to the option exchange offer with respect to each of our named executive officers.

FY2009 Option Exchange Program Participants

Name	Stock Options Eligible to be Exchanged	Stock Options Actually Elected to be Exchanged	New Stock Options issued Pursuant to Exchange Offer
John W. Cumming	—	—	—
Robert A. Cascella	—	—	—
Glenn P. Muir	—	—	—
Jay A. Stein	—	—	—
Howard B. Doran, Jr.	44,000	44,000	22,796	(1)

(1)	The stock options vest 25% annually until they become fully vested on the fourth anniversary of April 5, 2009. The options were granted at an exercise price of $14.87 and are subject to the terms and conditions set forth in our form Stock Option Agreement.

On November 11, 2009, after the conclusion of our 2009 fiscal year, the Committee awarded annual long-term incentive equity grants in respect of our 2010 fiscal year to our key employees including our named executive officers as set forth below. This allocation was made in conjunction with our implementation of our succession program described below, whereby Mr. Cascella became our Chief Executive Officer, Mr. Cumming remained our Chairman and an executive officer, and Mr. Muir assumed further responsibilities.

FY 2010 Annual Long-Term Incentive Equity Grants Made in November 2009

Name	Stock Options Awarded as FY2010 Long-Term Incentive Equity Grants (1)	Restricted Stock Units Awarded as FY2010 Long- Term Incentive Equity Grants (2)	Percentile of FY2010 Long-Term Incentive Equity Grants Against Peer Group
John W. Cumming	355,082	44,444	(3)
Robert A. Cascella	615,053	76,984	75%
Glenn P. Muir	336,060	42,063	85%
Jay A. Stein	41,215	5,159	50%-60%(4)
Howard B. Doran, Jr.	41,215	5,159	25%-50%(4)

(1)	The stock options vest 20% annually until they become fully vested on the fifth anniversary of the grant date. The stock options have a seven year term and were granted at an exercise price of $15.75 per share and are subject to the terms and conditions set forth in our form Stock Option Agreement.
(2)	The Restricted Stock Units vest 25% annually until they become fully vested on the fourth anniversary of the grant date and are subject to the terms and conditions set forth in our form of RSU Agreement.
(3)	As a result of Mr. Cumming’s transition from Chief Executive Officer to executive officer, Mr. Cumming’s long-term incentive equity grant was not benchmarked. The grant was reduced in value from the prior year to reflect Mr. Cumming’s new position.
(4)	The long-term incentive awards granted to Messrs. Stein and Doran were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Doran at peer group companies. The Committee compared the long-term incentive awards granted to Messrs. Stein and Doran against a broader index of survey data gathered from comparable public companies.

The total awards we granted to all employees on November 11, 2009, including those granted to our named executive officers set forth above, consisted of an aggregate of 3,533,799 options and restricted stock units. These grants were consistent with the Committee’s intent to limit the number of shares we grant as long-term incentive awards to between 1.5% and 2% of our outstanding common stock during any fiscal year.

Mr. Cumming’s Transition Agreement

On November 5, 2009, our Board appointed Robert Cascella, who was then serving as our President and Chief Operating Officer, to the position of President and Chief Executive Officer. In order to facilitate a smooth transition and to continue to retain the services of John Cumming, our former Chairman and Chief Executive Officer, we agreed to enter into a Transition Agreement with Mr. Cumming. The initial term of the Transition Agreement expires on December 31, 2011 and provides that commencing on November 5, 2009 (the “Effective Date”), Mr. Cumming will be employed as Chairman and an executive officer. As of the Effective Date, the Transition Agreement reduced Mr. Cumming’s annual base salary to $725,000 per year. In addition, subject to the terms of each applicable plan and in accordance with the terms and conditions of the Transition Agreement, Mr. Cumming will continue to be eligible to participate in our Short-Term Incentive Plan, Supplemental Executive Retirement Plan, equity incentive plan, health and welfare benefit plans, qualified retirement plans and other perquisites generally offered to our other officers. The Transition Agreement provides that for so long as Mr. Cumming remains employed as an executive officer on a full-time basis, during our 2010 and 2011 fiscal years, his target percentage of base salary for participation in our Short-Term Incentive Plan will be 85%. The agreement further provides that Mr. Cumming would be granted an annual equity incentive award in fiscal 2010 with an aggregate fair value of approximately $2.8 million. Mr. Cumming’s participation in our employee benefit plans during our 2009 fiscal year was not affected by the Transition Agreement.

In consideration of Mr. Cumming’s agreement to relinquish his position as Chief Executive Officer, and forego his right to terminate his employment and receive severance benefits under his Retention and Severance Agreement (described below), we paid Mr. Cumming a transition payment of $1.75 million in November 2009. In addition, the Transition Agreement provides that so long as Mr. Cumming remains continuously employed by us from the Effective Date to the one year anniversary thereof, we will pay Mr. Cumming a retention payment in the amount of $1.725 million; and if Mr. Cumming has remained continuously employed by us through the two year anniversary of the Effective Date, we will pay Mr. Cumming an additional retention payment in the amount of $1.725 million.

The Transition Agreement provides that Mr. Cumming shall continue to be an employee at will and that, subject to the terms and conditions of the Transition Agreement, we retain the right, at any time, to terminate Mr. Cumming’s employment.

In the event that we terminate Mr. Cumming’s employment other than for Cause (as defined), Mr. Cumming resigns for Good Reason (as defined, and either a termination for Cause or a termination with Good Reason being referred to as an “Involuntary Termination”), or Mr. Cumming’s employment is terminated as a result of his death or permanent disability, Mr. Cumming will be entitled to the following benefits under the Transition Agreement:

•	the right to receive his accrued compensation and benefits through the date he terminates employment (the “Termination Date”);

•	the right to receive a pro rata bonus for the year during which the Termination Date arises based upon his target bonus;

•	acceleration of any retention payments not yet made;

•

notwithstanding any other provisions to the contrary contained in any equity award agreement, from and after the Effective Date through the Termination Date, Mr. Cumming shall vest in each equity award that was outstanding and unvested as of the Effective Date in equal monthly installments over the remaining vesting term (measured from the Effective Date) of the applicable equity award (but in no event at a rate less than would have otherwise vested under the equity award as of the Termination Date but for this provision); and

•

the right to exercise any stock options or other equity awards that are then vested, for a period of up to one year following his termination; provided, however, that the exercise period may not extend beyond the remaining term of each applicable award.

In the event of an Involuntary Termination within three years following a Change of Control (as defined), Mr. Cumming will further be entitled to acceleration of his then unvested equity awards. In the event that any benefits received by Mr. Cumming in connection with a change of control are subject to the excise tax imposed under federal tax laws upon certain payments arising out of a change of control, Mr. Cumming will also be entitled to the greatest of the following, whichever gives him the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) and without providing for the payment of any gross-up amounts with respect to taxes: the amount of any change of control benefits or one dollar less than the amount of the benefits that would subject Mr. Cumming to the excise tax.

Following the initial two year term of the Transition Agreement, Mr. Cumming will be entitled to six months notice of any Involuntary Termination. No benefits are payable to Mr. Cumming under the Transition

Agreement as a result of our termination of Mr. Cumming’s employment for Cause or Mr. Cumming’s voluntary termination of his employment. If so requested by the Board, upon termination of Mr. Cumming’s employment for any reason, Mr. Cumming is also required to resign from the Board.

The Transition Agreement replaces the Retention and Severance Agreement and the Change of Control Agreement previously entered into between us and Mr. Cumming. Under the Retention and Severance Agreement Mr. Cumming was entitled to receive certain benefits, including one times his previous year’s salary and bonus upon a termination of his employment by us or his resignation for good reason, as well as certain other benefits. Under the Change of Control Agreement, Mr. Cumming was entitled to receive significant benefits after a change of control. The benefits included the payment of cash in an amount equal to Mr. Cumming’s annual salary for the fiscal year immediately preceding the change of control plus his Highest Annual Bonus (as defined), multiplied by three. In addition, the agreement provided that upon a change of control, all unvested equity awards would vest. In addition, if Mr. Cumming remained employed through the first anniversary of a change of control, then he would have been paid a special bonus equal to the sum of the executive’s annual salary and Highest Annual Bonus. The agreement also provided for a full gross up on any special excise taxes that would have been imposed on the change of control benefits. In connection with our business combination with Cytyc, Mr. Cumming agreed to amend his Change of Control Agreement to waive his right to receive any change of control benefits in connection with that transaction, provided that his employment was not involuntarily terminated prior to October 22, 2009. Under the Transition Agreement, we have no further obligations under either of these agreements.

As a condition of the Transition Agreement, Mr. Cumming entered into a Non-Competition and Proprietary Information Agreement. Under the terms of that agreement, Mr. Cumming has agreed to non-competition and non-solicitation covenants that extend for the longer of three years following the execution of the Transition Agreement or two years following the termination of his employment. The agreement also contains customary provisions relating to protection of our proprietary information. The new agreement replaces and strengthens the restrictive covenants contained in the form of non-competition and proprietary information agreement generally applicable to our employees, to which Mr. Cumming had been a party.

Change of Control Agreements

The Committee believes that it is in our best interests as well as the best interests of our stockholders to offer change of control benefits to our executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Committee believes that providing change of control benefits to senior executives eliminates or at least reduces, any reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive change of control arrangements helps eliminate any distraction caused by uncertain personal financial circumstances during the negotiations of a potential change of control transaction, a period during which we will require focused and thoughtful leadership to ensure a successful outcome.

Senior Executive Officer Change of Control Agreements. In connection with the implementation of our succession planning, on November 11, 2009, the Committee approved new change of control agreements with each of Messrs. Cascella, Muir and Stein (the “New Change of Control Agreements”). These agreements superseded and replaced long standing prior Change of Control Agreements (the “Prior Agreements”) entered into with these executives.

Modifications in the New Change of Control Agreements, as compared to the Prior Agreements, include the following:

•

The inclusion of a so called “double trigger” (the requirement that in addition to the occurrence of a change of control, an executive’s employment be terminated under certain specified circumstances) for the change of control payments and benefits to become due. The Prior Agreements provided for payments and benefits to accrue, conditioned only upon the occurrence of a change of control, a “single trigger”.

•

The elimination of a special retention bonus provided for in the Prior Agreements equal to one year’s salary and bonus. This payment was in addition to the single trigger change of control payment provided for in the Prior Agreements equal to three times salary and bonus.

•

The elimination, after December 31, 2011, of a gross-up payment (including for income and excise taxes thereon) provided for under the Prior Agreements if an excise tax is imposed on the change of control payments and benefits under Section 280G of the Code.

The initial term of each New Change of Control Agreement extends until December 31, 2012; provided, that, commencing on December 31, 2010 and each December 31st thereafter, the term of each agreement will automatically be extended for an additional three years unless, not later than thirty (30) days prior to each December 31, we provide notice that we do not wish to extend the New Change of Control Agreement. If we provide such notice, then the agreement will continue in effect for a period of two years from the applicable December 31.

The New Change of Control Agreements provide that if a change of control occurs during the term of the agreement, and within the three year period following the consummation of such change of control (the “Employment Period”), we terminate the employment of the executive for reasons other than death, disability or cause (as defined), or the executive resigns for good reason (as defined), then (i) the executive shall be entitled to receive, within 30 days of the date of such executive’s termination, a lump sum cash payment equal to the product of 2.99 times the sum of his annual base salary and highest annual bonus and (ii) all of the executive’s stock options, restricted stock units and other equity awards will become immediately and fully vested, and any options (or other similar awards) shall remain exercisable for the shorter of the remaining term of the award or a period of one year following the executive’s termination. The term “highest annual bonus” is defined as the greater of (i) the average of annual bonuses paid to the executive over the three fiscal years preceding the fiscal year in which the change of control occurs, (ii) the annual bonus paid to the executive in the fiscal year preceding the fiscal year in which the change of control occurs or (iii) the maximum target bonus determined in accordance with our bonus plan for the fiscal year preceding the fiscal year in which the change of control occurs. We are also required to continue to provide health and dental benefits to the executive for the remaining term of the Employment Period.

If the executive dies during the Employment Period, then his heirs or estate is entitled to be paid an amount equal to all accrued and unpaid compensation through date of termination, pro-rata highest annual bonus (as defined) based on the number of days elapsed during the fiscal year through the date of executive’s death, continuation of certain welfare benefits for the remaining term of the Employment Period and a cash payment equal to the sum of his annual base salary and the highest annual bonus. If the executive is disabled during the Employment Period, he is entitled to all of the payments and benefits described in the preceding sentence.

The New Change of Control Agreements provide that if the executive is entitled to a payment or benefit thereunder before December 31, 2011 that is subject to the excise tax imposed upon certain change of control payments under Section 280G of the Code, then as provided under the Prior Agreements, we are required to pay the executive a gross-up payment to place the executive in a position that is economically equivalent to the payment and benefits he would have received but for the imposition of the excise tax. If the executive is entitled to a payment or benefit under the New Change of Control Agreements after December 31, 2011 that is subject to the 280G excise tax, there will be no excise tax gross-up and the change of control payments and benefits shall be limited to the following, whichever gives the executive the highest net after-tax amount of: (i) the amount of any payments, benefits or other compensation (collectively the “Company Payments”) provided by the New Change of Control Agreements or (ii) one dollar less than the amount of the Company Payments that would subject the executive to the excise tax imposed by Section 280G.

In connection with our business combination with Cytyc, Messrs. Cumming, Cascella and Muir each agreed to amend their Prior Agreements in order to waive their right to receive any change of control payment or accelerated vesting of any equity award solely in connection with the Cytyc transaction, provided that their employment was otherwise not involuntarily terminated prior to October 22, 2009. Dr. Stein did not waive his rights under his change of control agreement with respect to the Cytyc transaction. As a result, upon consummation of our business combination with Cytyc in October 2007 he was paid approximately $1.8 million pursuant to his change of control agreement. Additionally, on November 21, 2008, pursuant to his change of control agreement, Dr. Stein received a special bonus in the amount of $600,000 as a result of his remaining employed by us through October 22, 2008.

Senior Vice President Change of Control Agreements. On November 10, 2008, the Committee approved our entry into change of control agreements with each of our senior vice presidents (including Mr. Doran), who was not as of such time already party to a change of control agreement with us (the “SVP Change of Control Agreements”).

The SVP Change of Control Agreements provide that if we consummate a change of control and during the two year period following the consummation of such change of control we terminate the employment of the senior vice president for reasons other than death, disability or cause (a so-called “double trigger” arrangement), the senior vice president shall be entitled to receive, within 30 days of the date of such senior vice president’s termination:

•

all accrued obligations then owing to the senior vice president (including any portion of the senior vice president’s base salary earned but not yet paid through the date of termination, the product of (x) the senior vice president’s average annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and any other accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy);

•

a lump sum in cash equal to the product of one times the sum of such senior vice president’s annual base salary and average annual bonus in respect of each of the three fiscal years immediately preceding the fiscal year in which the change of control occurs (annualized for any period of less than twelve full months of employment); and

•	continued health and dental benefits (on the same basis as for other similarly situated employees) for the twelve month period following termination.

The SVP Change of Control Agreements further provide that, notwithstanding any provision to the contrary contained in any option, restricted stock or restricted stock unit agreement or other equity compensation agreement or plan (unless such agreement or plan expressly references and supersedes the SVP Change of Control Agreement), upon a change of control and subsequent termination of the senior vice president within the two year period following the consummation of such change of control for reasons other than death, disability or cause, all unvested stock options, restricted stock units or stock appreciation rights held by the senior vice president shall become immediately exercisable following the senior vice president’s termination date.

If the senior vice president is entitled to a payment or benefit under an SVP Change of Control Agreement that is subject to the Section 280G excise tax, we shall pay to the senior vice president, the greatest of the following, whichever gives the senior vice president the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) and without providing for the payment of any gross-up amounts with respect to taxes: the amount of any payments, benefits or other compensation (collectively the “SVP Change of Control Company Payments”) provided by the SVP Change of Control Agreements or one dollar less than the amount of the SVP Change of Control Company Payments that would subject the executive to the excise tax imposed by Section 280G.

The initial term of each SVP Change of Control Agreement extends until December 31, 2011; provided, that, commencing on January 1, 2011 and each January 1st thereafter, the term of each SVP Change of Control Agreement will automatically be extended for an additional year unless, not later than thirty (30) days prior to each January 1, we provide notice that we do not wish to extend the SVP Change of Control Agreement. Each SVP Change of Control Agreement will continue in effect for a period of two years beyond the term provided therein if a change of control occurs during such term.

The amount of the estimated payments and benefits payable to Messrs. Cumming, Cascella, Muir, Stein and Doran, assuming a change of control of Company as of the last day of fiscal year 2009, is shown in the table below under the heading “Change of Control Severance Payments: Potential Payments Upon Change-in-Control.”

Retention and Severance Agreements

Retention agreements generally provide for the receipt of payments by an executive if he remains employed by us until a fixed future date, while severance agreements provide for the receipt of payment by an executive if the executive’s employment is terminated by us without cause or by the executive for good reason. Retention agreements are designed to provide executives with the incentive to remain employed by us and are used as part of our total compensation packages as deemed appropriate by the Committee in order to retain our highest performing executives. Retention arrangements may provide both cash and equity incentives to help better align the interests of our executives with those of our stockholders and to provide incentives for the creation of long-term stockholder value.

In May 2006, we entered into retention and severance agreements with Messrs. Cumming, Cascella and Muir. These agreements provided for the payment of a retention bonus provided that the executive remained employed by us until December 31, 2008 as well as the payment of severance benefits in the event that the executive’s employment by us was terminated by us without Cause (as defined) or by the executive for Good Reason (as defined).

As Messrs. Cumming, Cascella and Muir remained employed by us through December 31, 2008, each became entitled to a retention payment, consisting of a cash bonus and shares of our common stock. The shares of stock issued under the retention agreements were represented by restricted stock units which vested on December 31, 2008 and were granted under our 1999 Equity Incentive Plan. Pursuant to their retention and severance agreements, Messrs Cumming, Cascella and Muir received the following consideration at the beginning of our second quarter in fiscal 2009:

Retention and Severance Agreement Payments to Messrs. Cumming, Cascella & Muir

Name	Cash Payout Amount	Restricted Stock Units (1)	Cash Value of Restricted Stock Units (2)
John W. Cumming	$1,500,000	64,684	$845,420
Robert A. Cascella	$1,000,000	21,562	$281,815
Glenn P. Muir	$500,000	21,562	$281,815

(1)	The number of restricted stock units reflects our 2:1 stock split effected on April 2, 2008.
(2)	The value of all restricted stock units shown is as of the date of vesting, December 31, 2008.

Effective as of October 22, 2007, we entered into a Second Retention Agreement with Mr. Cascella. The Committee determined that in order to provide Mr. Cascella with certainty with respect to his role with us following our business combination with Cytyc and in recognition of his superior performance, Mr. Cascella should be provided an additional opportunity to earn cash compensation and restricted stock units if he remains employed by us through October 22, 2010. Under the terms of the Second Retention Agreement with

Mr. Cascella, he is entitled to receive a retention bonus equal to $1 million in cash on October 22, 2010 and 30,474 restricted stock units (as adjusted to reflect our 2:1 stock split effected on April 2, 2008) with a value of $1 million as of October 22, 2007, that will vest on the same date. Our Second Retention Agreement with Mr. Cascella also provides for the payment of severance benefits in the event we terminate Mr. Cascella without cause or he resigns for good reason. If either event occurs, Mr. Cascella will be entitled to the payment of the cash retention bonus and his restricted stock units will become fully vested.

Under the Retention and Severance Agreements with Mr. Cascella and Mr. Muir, each is entitled to receive certain benefits upon a termination of his employment by us or his resignation for good reason, including (i) a pro rated bonus for the year in which terminated, (ii) one times his previous year’s salary and bonus and (iii) a one year continuation of his medical and dental benefits. The severance pay and benefits provided to the executives under the Retention and Severance Agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that the executive is also a party to a change of control agreement with us and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will not receive any compensation under the retention and severance agreement other than the retention payments, if and when earned.

On October 22, 2008, Mr. Doran became eligible to receive a one-time cash payment in an amount equal to $350,000 (representing an amount equal to one times Mr. Doran’s base salary as of October 22, 2007 plus a $100,000 bonus) pursuant to the terms of a Retention and Severance Agreement that Mr. Doran entered into with Cytyc Corporation on October 9, 2007 in contemplation of our business combination transaction with Cytyc. We have no continuing obligations under this agreement with Mr. Doran.

Supplemental Executive Retirement Plan (SERP)

A supplemental executive retirement plan (SERP) is a non-qualified retirement plan that provides the executive with benefits in excess of what may be provided under our 401(k) Savings and Investment Plan. The SERP is intended to assist in the retention of eligible executives by providing them with additional compensation in the form of retirement benefits.

Our SERP permits executives to contribute up to 75% of their base salary and 100% of their annual bonus to a supplemental retirement account. In addition, we retain the ability to make annual discretionary contributions to the SERP. Each SERP contribution we make to an executive is subject to a three year vesting schedule, such that 1/3rd of each contribution vests annually and each contribution is fully vested three years after the contribution is made. Our contributions become fully vested upon the death or disability of the participant or upon a change of control. Elective contributions made by the participant are 100% vested.

On November 10, 2009, the Committee decided to maintain discretionary contributions to the SERP at the same level as the prior year, and in connection therewith approved discretionary contributions for our named executive officers as follows:

Supplemental Executive Retirement Plan Contributions in Respect of FY2009

Name	SERP Contribution in Respect of FY2009
John W. Cumming	$275,000
Robert A. Cascella	$200,000
Glenn P. Muir	$175,000
Jay A. Stein	$110,000
Howard B. Doran, Jr.	$75,000

401(k) Savings and Investment Plan

We sponsor a 401(k) Savings and Investment Plan, which is a qualified retirement plan offered to all qualifying employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. In fiscal year 2009, we matched 50% of each participant’s deferrals to the 401(k) Savings and Investment Plan up to an amount equal to 6% of the first $245,000 earned by a named executive officer.

Perquisites

During fiscal year 2009, we provided each of the named executive officers with an auto allowance in the following amounts, a portion of which are related to business use:

Automobile Allowances in FY2009

Name	Automobile Allowance in FY2009
John W. Cumming	$9,000
Robert A. Cascella	$5,792	(1)
Glenn P. Muir	$10,814	(1)
Jay A. Stein	$12,187	(1)
Howard B. Doran, Jr.	$7,200

(1)	The amounts payable to Messrs. Cascella, Muir and Stein represents lease payments made pursuant to automobile leases on behalf of Messrs. Cascella, Muir and Stein.

We also pay for the provision of financial services to certain of the named executive officers in an amount of up to $5,000 per year.

Our named executive officers also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance, short and long-term disability insurance programs as well as customary vacation, leave of absence and other similar policies. Relocation benefits are also reimbursed but are individually negotiated when they occur.

Tax and Accounting Considerations

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its named executive officers (other than qualified performance-based compensation) exceeding $1 million. In fiscal year 2009, Messrs. Cumming, Cascella, Muir and Stein each received cash and bonus amounts in excess of $1 million dollars. In March 2008, our stockholders approved our 2008 Equity Incentive Plan that will permit us to satisfy the performance based requirements under Section 162(m). However, the Committee retains the discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in our best interests to do so. For example, we do not believe that discretionary compensation provided under our 2009 STIP will meet the requirements of 162(m).

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Hologic, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Sally W. Crawford, Chairperson

David R. LaVance, Jr.

Nancy L. Leaming

Elaine S. Ullian

Wayne Wilson

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

The following table sets forth the annual and long-term compensation for fiscal year ended September 26, 2009 for (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers who were serving as executive officers as of September 26, 2009 (collectively, the “named executive officers”). A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included under “Compensation Disclosure and Analysis”.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)		Total ($)
John W. Cumming	2009	925,000	194,250	3,052,854	1,809,845	291,375	73,308	1,829,463	(7)	8,176,095
Chief Executive Officer	2008	901,058	47,712	1,935,930	759,092	767,288	(112,653)	327,971		4,626,398
	2007	509,128	900,000	638,889	221,896	—	40,808	282,574		2,593,294

Robert A. Cascella	2009	723,654	123,250	1,538,559	674,470	184,875	112,912	1,228,711	(7)	4,586,431
President and Chief Operating Officer	2008	547,203	30,675	1,066,100	296,361	369,325	(145,557)	230,232		2,394,339
	2007	374,911	600,000	240,972	208,294	—	42,008	204,150		1,670,335

Glenn P. Muir	2009	499,616	75,000	850,075	503,325	112,500	(64,523)	715,525	(7)	2,691,518
Executive Vice President and Chief Financial Officer	2008	446,923	33,375	586,624	232,485	266,625	(224,373)	211,077		1,552,736
	2007	311,390	500,000	233,333	129,439	—	74,214	177,668		1,426,584

Jay A. Stein	2009	282,938	33,960	275,477	137,826	51,040	44,206	764,651	(8)	1,590,098
Chairman Emeritus and Chief Technology Officer	2008	275,980	82,140	219,650	71,971	82,860	(8,922)	1,940,206	(9)	2,663,885
	2007	243,434	240,000	305,556	36,983	—	4,411	129,242		684,625

Howard B. Doran, Jr. (10)	2009	308,931	13,905	242,258	134,861	88,795	51,579	452,286	(8)	1,291,615
Senior Vice President and General Manager, Diagnostics

(1)	Reflects position as of September 26, 2009. In November 2009, Mr. Cascella was promoted to the position of President and Chief Executive Officer and Mr. Cumming became Chairman and an Executive Officer.
(2)	Represents discretionary bonuses earned pursuant to our short term incentive plans.
(3)	Stock Awards consist of restricted stock units. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs we recognized in the applicable fiscal year in accordance with ASC 718, Stock Compensation (formerly SFAS No. 123R, Share-Based Payments). The fair value of restricted stock units is calculated using the closing price of our common stock on the grant date.
(4)	Options Awards consist of options to purchase shares of our common stock. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs we recognized in the applicable fiscal year in accordance with ASC 718. The assumptions used to calculate the fair value of stock options are set forth under Note 9 “Stockholders’ Equity and Stock-Based Compensation” of our consolidated financial statements included in our annual report on Form 10-K for the year ended September 26, 2009.
(5)	Represents performance based awards under our short-term incentive plans.
(6)	All other compensation represents contributions made by us under our Supplemental Executive Retirement Plan, matching contributions made by us to our 401(k) Savings and Investment Plan, profit sharing, auto- allowance, financial planning, and the portion of health care insurance premiums paid by the company, on behalf of the named executive officers, which is a benefit offered to all other employees.

(7)	Includes retention payments of $1.5 million, $1.0 million and $500,000, respectively, to Messrs. Cumming, Cascella and Muir that became payable as a result of the executive remaining employed by us until December 31, 2008. The terms and conditions of Messrs. Cumming, Cascella and Muir’s Retention and Severance Agreements are discussed above under “Compensation Discussion and Analysis.”
(8)	Includes retention payments of $600,000 and $350,000, respectively, to Messrs. Stein and Doran that became payable as a result of the executive remaining employed by us until October 22, 2008. The terms and conditions of Dr. Stein’s and Mr. Doran’s agreements pursuant to which these amounts were paid are discussed above under “Compensation Discussion and Analysis.”
(9)	Includes a $1.8 million change of control payment made to Dr. Stein in October 2007 following the completion of our business combination with Cytyc made pursuant to his prior change of control agreement. The terms and conditions of Dr. Stein’s agreement pursuant to which this amount was paid are discussed above under “Compensation Discussion and Analysis.”
(10)	Mr. Doran was not a named executive officer in our fiscal years 2008 or 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
John W. Cumming	11/13/2008	231,000			3,349,500
	11/13/2008		713,000	$14.50	3,871,590
Robert A. Cascella	11/13/2008	91,000			1,319,500
	11/13/2008		281,000	$14.50	1,525,830
Glenn P. Muir	11/13/2008	63,000			913,500
	11/13/2008		196,000	$14.50	1,064,280
Jay A. Stein	11/13/2008	13,000			188,500
	11/13/2008		40,000	$14.50	217,200
Howard B. Doran, Jr.	4/5/2009		22,796	$14.87	336,328
	11/13/2008	13,000			188,500
	11/13/2008		40,000	$14.50	217,200

(1)	This column shows the full grant date fair value of restricted stock units and options under ASC 718 granted to the named executive officers. For restricted stock units, fair value is calculated using the closing price of our Common Stock on the grant date. The assumptions used to calculate the fair value of stock options are set forth under Note 9 “Stockholders’ Equity and Stock-Based Compensation” of our consolidated financial statements included in our annual report on Form 10-K for the year ended September 26, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John W. Cumming	120,000		3.56	11/6/2013
	100,000		11.73	9/15/2015
	100,000	400,000	33.31	1/16/2015
					10,352	(2)	168,531
					7,618	(3)	124,021
					160,000	(4)	2,604,800
					231,000	(5)	3,760,680
		713,000	14.50	11/13/2015

Robert A. Cascella	150,000		1.92	2/17/2013
	120,000		3.56	11/6/2013
	36,000	144,000	33.31	1/16/2015
					7,246	(2)	117,965
					35,806	(3)	582,922
					60,000	(4)	976,800
					91,000	(5)	1,481,480
		281,000	14.50	11/13/2015

Glenn P. Muir	200,000		2.57	11/13/2011
	300,000		2.38	9/17/2012
	280,000		3.56	11/6/2013
	140,000		5.09	11/3/2009
	60,000		11.73	9/15/2015
	28,000	112,000	33.31	1/16/2015
					6,212	(2)	101,131
					4,572	(3)	74,432
					40,000	(4)	651,200
					63,000	(5)	1,025,640
		196,000	14.50	11/13/2015

Jay A. Stein	40,000		3.56	11/6/2013
	8,800	35,200	33.31	1/16/2015
					3,048	(3)	49,621
					16,000	(4)	260,480
					13,000	(5)	211,640
		40,000	14.50	11/13/2015

Howard B. Doran Jr.	19,220		17.28	1/3/2015
	7,688		15.81	2/9/2011
	30,754		18.47	1/24/2012
	15,376		18.30	1/26/2013
					16,000	(4)	260,480
					13,000	(5)	211,640
		40,000	14.50	11/13/2015
		22,796	14.87	1/15/2015

(1)	Based upon the closing price of $16.28, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 25, 2009, the last trading day of our Common Stock in fiscal year 2009.
(2)	These RSUs held by Messrs. Cumming, Cascella, and Muir became fully vested on October 30, 2009, the third anniversary of the grant date of October 30, 2006.
(3)	These RSUs were granted on October 22, 2007 and fully vest on October 22, 2010.
(4)	These RSUs were granted on January 16, 2008 and fully vest on January 16, 2011.
(5)	These RSUs were granted on November 13, 2008 and fully vest on November 13, 2012.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares	Value Realized ($) (2)
John W. Cumming	265,000	2,803,859	64,684	845,420
Robert A. Cascella	140,000	1,410,794	21,562	281,815
Glenn P. Muir	50,000	597,000	21,562	281,815
Jay A. Stein	10,000	140,850	—	—
Howard B. Doran, Jr.	—	—	—	—

(1)	All shares amounts have been adjusted where appropriate to reflect the 2:1 stock split effected April 2, 2008.
(2)	Value realized is calculated based on the difference between the closing market price of our Common Stock on the date of exercise and the exercise price.

Change of Control/Severance Payments:

POTENTIAL PAYMENTS UPON CHANGE-OF-CONTROL

Name	Potential Payment on Change of Control ($) (1)	Accelerated Vesting of Company SERP Contributions ($) (2)	Share Awards ($) (1) (3)	Health and Welfare Benefits ($) (1) (4)	Total ($)
John W. Cumming	(5)	336,207	7,927,172	—	8,263,379
Robert A. Cascella	3,187,650	242,743	3,659,347	14,120	7,103,859
Glenn P. Muir	2,019,500	156,938	2,201,284	42,457	4,420,178
Jay A. Stein	1,015,970	133,835	592,941	42,457	1,785,203
Howard B. Doran, Jr.	433,233	67,361	575,462	14,152	1,090,209

(1)	Benefits and payments calculated assuming the executive’s employment was terminated by us without cause or by the executive for good reason on September 26, 2009 following a change of control. For Mr. Cumming, assumes that his existing Transition Agreement, dated November 5, 2009, was in effect on September 26, 2009. For Messrs. Cascella, Muir and Stein, assumes that their existing change of control agreements, each dated November 11, 2009, were in effect on September 26, 2009.
(2)	Under the terms of our SERP (see discussion below), employer contributions to the SERP are fully vested in the event of a change of control.
(3)	Assumes a change of control price of $16.28, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 25, 2009, the last trading day for our Common Stock in fiscal year 2009.
(4)	Includes medical and dental benefits.
(5)	Under the terms of his Transition Agreement, Mr. Cumming would be entitled to certain benefits upon termination of his employment by us without cause or by Mr. Cumming for good reason, without regard to whether a change of control has occurred, including the acceleration of his then unpaid retention payments. These retention payments total $3.45 million and are otherwise payable in two equal annual installments of $1.725 million each, provided that Mr. Cumming remains employed by us through November 5, 2010 and 2011, respectively.

The terms and conditions of Mr. Cumming’s Transition Agreement and our change of control agreements with Messrs. Cascella, Muir, Stein and Doran are discussed above under “Compensation Discussion and Analysis.”

Severance Payments

The terms and conditions Mr. Cummings transition agreement and our severance and retention agreements with Messrs. Cascella, Muir and Stein are discussed above under “Compensation Discussion and Analysis.”

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John W. Cumming	—	275,000	73,308	—	951,464
Robert A. Cascella	200,000	200,000	112,912	—	1,321,864
Glenn P. Muir	295,407	175,000	(64,523)	—	1,477,167
Jay A. Stein	—	110,000	44,206	—	349,695
Howard B. Doran, Jr.	114,733	75,000	51,579	—	294,646

(1)	These contributions were determined and paid in fiscal 2010.

Effective as of March 15, 2006, we adopted a Supplemental Executive Retirement Plan (the “SERP”), to provide non-qualified retirement benefits to a select group of our senior management and highly compensated employees including the named executive officers. The SERP is a deferred compensation plan that permits the named executive officers to elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to their SERP. In addition, we have the discretion to make annual discretionary contributions on behalf of participants in the SERP. Contributions made by us are subject to a three year vesting schedule, such that each contribution is one-third vested each year and are fully-vested three years after the contribution is made. Our contributions become fully vested upon death or disability of the participant or a change of control. Voluntary contributions made by the named executive officers are 100% vested.

A separate SERP account is established for each named executive officer and each account will be credited with earnings, if any, based on the performance of mutual funds in which the account is invested. The obligations under the SERP will be our general unsecured obligations to pay money in the future. We established a rabbi-trust as a source of funds which can satisfy the obligations under the SERP. The named executive officers have no rights to any assets held by the rabbi-trust, except as general creditors. The named executive officers’ rights to any amounts credited to his SERP account may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the named executive officer and may also pass upon his/her death pursuant to a beneficiary designation in accordance with the terms of the SERP.

A named executive officer is entitled to his SERP benefits upon the earlier of his normal retirement date (as defined in the SERP) or termination of his employment. SERP benefits will be equal to the total of the following: the named executive officer’s deferrals and the vested portion of our discretionary contributions, plus earnings thereon. SERP benefits are paid in lump sum, or at the named executive officer’s election, in annual installments for a period of up to fifteen years. Distributions of SERP benefits will be made on or about January 15th immediately following the earlier of the named executive officer’s normal retirement date or termination of employment, or, if later, forty-five days following the earlier of his/her normal retirement date or termination of employment. In certain instances, the Internal Revenue Code of 1986, as amended, requires that distribution not be made to a named executive officer until six months after his/her separation from service. The named executive officer may also elect to receive a portion of his/her deferrals while continuing to be employed by us, subject to making an election at the time that he/she elects to make a contribution to the SERP. A named executive officer may also receive a distribution if he/she suffers an unforeseeable emergency in accordance with the Internal Revenue Code of 1986, as amended.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation for fiscal year ended September 26, 2009 for our directors who were serving as such as of September 26, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Sally Crawford	95,700	64,240	355,972	515,912
David LaVance, Jr.	129,600	64,240	386,985	580,825
Nancy Leaming	112,000	64,240	386,985	563,225
Lawrence Levy	105,200	64,240	640,547	809,987
Elaine Ullian	86,400	64,240	355,972	506,612
Wayne Wilson	97,200	64,240	355,972	517,412

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs we recognized in fiscal year 2009 in accordance with ASC 718. The assumptions used to calculate the fair value of stock options are set forth under Note 9 “Stockholders’ Equity and Stock-Based Compensation” of our consolidated financial statements included in our annual report on Form 10-K for the year ended September 26, 2009.

Cash Compensation. During fiscal 2009, each non-employee director was entitled to receive the following cash compensation:

•	Annual Payments.

•	An annual cash payment of $60,000, payable $15,000 per quarter.

•

An annual cash payment for the chairperson of the Audit Committee of $20,000, payable $5,000 per quarter and an annual cash payment for the chairperson of each of the Compensation Committee, Corporate Development Committee and Nominating and Corporate Governance Committee of $12,000, payable $3,000 quarterly.

•

An annual cash payment for the Lead Independent Director of $30,000, payable $7,500 per quarter, provided that if the Lead Independent Director also serves as the chairperson of one of the Company’s committees, the Lead Independent Director shall not receive the annual retainer for service as a chairperson of such committee.

•	Board Meeting Fees.

•	$2,500 for each meeting of the Board at which the non-employee director was physically present.

•	$1,000 for each meeting of the Board at which the non-employee director participated by telephone.

•	Committee Meeting Fees.

•

$2,500 for each meeting of the Audit Committee, Nominating Committee, Compensation Committee, Corporate Governance Committee and Corporate Development Committee at which the non-employee director was physically present, if the meeting was held on a day other than the day of a meeting of the Board and $600 if held on the same day as the meeting of the Board, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board.

•	$1,000 for each meeting of a committee of the Board at which the non-employee director participated by telephone.

Equity Awards to Directors. On June 23, 2008, the Compensation Committee amended our compensation program for independent directors and in so doing modified the equity compensation awards to be granted to our independent directors. Under this new arrangement, each independent director will, as of the date the director is first elected to the Board, receive an automatic equity compensation award having a value of $350,000 (as determined under generally accepted accounting principles) as of the date the director is first elected to the Board. Of this initial equity compensation award, $175,000 will consist of restricted stock units of the Company and $175,000 will consist of options to purchase common stock of the Company. The restricted stock units and the options will vest over a three-year period and the options will have a term of seven years. In addition, each independent director will, on January 1 of each year, receive an annual equity compensation grant having a value of $175,000 (as determined under generally accepted accounting principles) on the date of the award grant consisting of 50% restricted stock units and 50% options to purchase common stock of the Company. The restricted stock units and options will vest over a one-year period. In January 2009, each of our independent directors first received these annual equity compensation grants.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

John W. Cumming. In fiscal 2009, we paid Mr. Cumming’s wife cash compensation in the aggregate amount of approximately $222,673, consisting of a salary of $176,423 and a bonus of $46,250 and awarded her options to purchase 28,000 shares of our common stock and 9,000 restricted stock units for services rendered to our company in her capacity as our Vice President of Marketing.

Review, Ratification and Approval. Our Audit Committee reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2010, and the Board is asking stockholders to ratify that selection. Although, current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Ernst & Young for ratification by stockholders as a matter of good corporate practice.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm at our annual meeting is required to ratify the appointment of Ernst & Young. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to ratify the appointment of Ernst & Young. If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will review the Company’s relationship with Ernst & Young and take such action as it deems appropriate, which may include continuing to retain Ernst & Young as the Company’s independent registered public accounting firm.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young.

PROPOSAL NO. 3

TO ADJOURN THE HOLOGIC ANNUAL MEETING

Our stockholders are being asked to consider and act upon a proposal to approve an adjournment of the annual meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of each of the proposals to elect nine (9) directors and to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm.

If a quorum is not present at the annual meeting, our stockholders may be asked to vote on the proposal to adjourn the annual meeting to solicit additional proxies. If a quorum is present at the annual meeting, but there are not sufficient votes at the time of the annual meeting to approve one or more of the proposals, our stockholders may also be asked to vote on the proposal to approve the adjournment of the annual meeting to permit further solicitation of proxies in favor of the other proposals.

If the adjournment proposal is submitted for a vote at the annual meeting, and if our stockholders vote to approve the adjournment proposal, the meeting will be adjourned and our Board will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the annual meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal. Among other things, approval of the adjournment proposal could mean that, even though we may have received proxies representing a sufficient number of votes against a proposal to defeat it, our management could present the adjournment proposal for a vote of our stockholders and thereby cause the annual meeting to be adjourned without a vote on the proposal and seek during that period to convince the holders of those shares to change their votes to vote in favor of the proposal.

Our Board believes that, if the number of shares of our Common Stock voting in favor of any of the proposals presented at the annual meeting is insufficient to approve a proposal, it is in the best interests of our stockholders to enable our Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

Vote Required

The proposal to adjourn the annual meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals requires the affirmative vote of a majority of votes cast in person or by proxy, whether or not a quorum is present at the annual meeting.

Recommendation of our Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” the adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the annual meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending September 25, 2010. Ernst & Young has continuously served as our independent registered public accounting firm since June 24, 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Ernst & Young for professional services rendered for the fiscal years ended September 26, 2009 and September 27, 2008:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees	$3,739,900	$5,342,700
Audit-Related Fees	$11,700	$407,200
Tax Fees	$626,400	$602,400
All Other Fees	$2,800	$2,100

Total Fees	$4,380,800	$6,354,400

Audit Fees. Consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits and regulatory filings, consents and other services related to SEC filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2009 these services related to the audit of our 401(k) Savings and Investment Plan, and in 2008 these services included due diligence and related activities in connection with various acquisitions, consultation relating to certain accounting and reporting matters, and the audit of our 401(k) Savings and Investment Plan.

Tax Fees. Consists of aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. In fiscal 2009 and 2008, these services included assistance regarding federal, state and international tax preparation, planning and consultation.

All Other Fees. Consists of aggregate fees billed for the license of technical accounting software in both fiscal 2009 and 2008.

During fiscal 2009 and 2008, there were no other fees for any services not included in the above categories.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm, and has determined such services for fiscal 2009 and 2008 were compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee meets with representatives of the Ernst & Young periodically, but no less than quarterly throughout the year. The Audit Committee reviews audit, non-audit and tax services rendered by and the performance of Ernst & Young, as well as fees charged by Ernst & Young for such services. In engaging Ernst & Young for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining Ernst & Young’s independence.

Report of Audit Committee of the Board of Directors

Pursuant to authority delegated by the Board, the Audit Committee is responsible for assisting the Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm, and our internal financial and accounting controls.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP or as to the independence of the independent registered public accounting firm. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. The Audit Committee’s responsibilities are described in a written charter that was revised and approved by the Board on May 1, 2009. A copy of the Audit Committee’s current charter is publicly available on the Company’s website at www.hologic.com.

The Audit Committee met fourteen (14) times during fiscal 2009. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, internal audit function and our independent registered public accounting firm, Ernst & Young. The Audit Committee discussed with Ernst & Young the overall scope and plans for its audits and the Committee regularly met with Ernst & Young without the presence of management. Ernst & Young has unrestricted access to the Audit Committee.

The Audit Committee reviewed our audited financial statements for the fiscal year ended September 26, 2009, and discussed them with both management and Ernst & Young. The Audit Committee also discussed with management and Ernst & Young the process used to support certifications by our Chief Executive Officer and our Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

The Audit Committee also discussed with Ernst & Young the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) and the Public Company Accounting Oversight Board rules and regulations, as currently in effect. Ernst & Young provided the Audit Committee with written disclosures and the letter required the applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with Ernst & Young its independence from our company.

When considering Ernst & Young’s independence, the Audit Committee considered whether its provision of services to our company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q was compatible with Ernst & Young maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by Ernst & Young, and approved the amount of all fees paid for such services.

Based on the review and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended September 26, 2009. The Audit Committee has also approved the selection of Ernst & Young as our independent registered public accounting firm for the fiscal year ending September 25, 2010.

Respectfully Submitted by the

Audit Committee:

Nancy L. Leaming, Chairperson

David R. LaVance, Jr.

Lawrence M. Levy

Wayne Wilson

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as January 8, 2010 by: (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock; (2) each of our directors or nominees for director; (3) each of our executive officers named in the Summary Compensation Table on page 26; and (4) all of our directors, nominees for director and executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is c/o Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730.

Name and address of beneficial owner	Amount and nature of ownership (1)	Percentage of class (2)
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	32,520,226	12.6%

Capital World Investors (4) 333 South Hope Street Los Angeles, CA 90071	18,815,000	7.3%

Capital Research Global Investors (5) 333 South Hope Street Los Angeles, CA 90071	17,632,300	6.8%

HealthCor Associates, LLC (6) Carnegie Hall Tower 152 West 57th Street, 47th Floor New York, NY 10019	14,100,000	5.5%

John W. Cumming (7)	717,759	*

Glenn P. Muir (8)	1,451,240	*

David R. LaVance, Jr. (8)	108,575	*

Nancy L. Leaming (8)	124,575	*

Lawrence W. Levy (8)	160,575	*

Sally W. Crawford (8)	252,843	*

Wayne Wilson (8)	144,409	*

Elaine S. Ullian (8)	84,575	*

Robert A Cascella (8)	440,532	*

Jay A. Stein (8)	406,085	*

Howard B. Doran, Jr. (8)(9)	88,731	*

All directors, nominees for director and executive officers as a group (8)	4,248,748	1.6%

*	Less than one percent of the outstanding shares of our Common Stock.
(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)	Applicable percentage ownership as of January 8, 2010 is based upon 258,588,316 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after January 8, 2010 (“presently exercisable stock options”) are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 8, 2010. As of December 31, 2009, BlackRock, Inc. had shared dispositive power over 32,520,226 shares and shared voting power over 32,520,226 shares.
(4)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed with the SEC by Capital World Investors on February 13, 2009. As of December 31, 2008, Capital World Investors had sole dispositive power over 18,815,000 shares and sole voting power over 6,085,000 shares.
(5)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed with the SEC by Capital Research Global Investors on February 13, 2009. As of December 31, 2008, Capital Research Global Investors had sole dispositive power over 17,632,300 shares and sole voting power over 15,966,300 shares.
(6)	Information in the table and this footnote is based solely upon information contained in a Schedule 13G/A filed with the SEC by HealthCor Associates, LLC on February 17, 2009. As of December 31, 2008, HealthCor Associates, LLC had shared dispositive power over 14,100,000 shares and shared voting power over 14,100,000 shares.
(7)	Includes options to purchase 562,600 shares of Common Stock held by Mr. Cumming and options to purchase 15,600 shares of Common Stock held by Mr. Cumming’s wife which are exercisable within 60 days after January 8, 2010 and 3,210 shares of Common Stock held by Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares and options to purchase shares of Common Stock held by his wife.
(8)	Includes the following shares of Common Stock subject to options which are exercisable within 60 days after January 8, 2010; Mr. Muir – 935,200; Mr. LaVance – 101,881; Ms. Leaming – 117,881; Mr. Levy – 153,881; Ms. Crawford – 197,693; Mr. Wilson – 133,239; Ms. Ullian – 77,881; Mr. Cascella – 398,200; Dr. Stein – 65,600; Mr. Doran – 81,038; and all current directors, nominees for directors and executive officers as a group – 3,091,624.
(9)	Includes 100 shares held by Mr. Doran’s son. Mr. Doran disclaims beneficial ownership with respect to all shares of Common Stock held by his son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely on our review of the copies of such filings received by us, with respect to the period ended September 26, 2009, Section 16(a) filing requirements were met except for the following late filings: Mr. Cascella filed one late report covering one late transaction, Mr. Cumming filed one late report covering one late transaction and Dr. Soltani filed one late report covering one late transaction.

STOCKHOLDER PROPOSALS

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in our proxy materials for the 2011 annual meeting of stockholders must be received by us no later than September 21, 2010. These proposals must also meet the other requirements of the rules of the SEC and our bylaws.

Our bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our annual meeting of stockholders in 2011 must be received by our Secretary and with respect to proposals for the nomination of directors should be received by our Nominating and Corporate Governance Committee at 35 Crosby Drive, Bedford, MA 01730 not later than December 3, 2010 and must not have been received earlier than November 3, 2010 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify us within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Pursuant to our bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that they are the holder of record, are entitled to vote, and intend to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement prepared by us. Compliance with our bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Hologic may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by Hologic. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MA 01730. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S INTERNET WEBSITE AT: http://www.hologic.com/investor.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 3, 2010: The Proxy Statement, the

Hologic Annual Report for the fiscal year ended September 26, 2009 and the

Proxy Card are available at www.proxyvote.com.

HOLOGIC, INC. 35 CROSBY DRIVE BEDFORD, MA 01730

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19084-P88097-Z51696                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HOLOGIC, INC. The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:		¡	¡	¡
	01) John W. Cumming 02) Robert A. Cascella 03) Glenn P. Muir 04) Sally W. Crawford 05) David R. LaVance, Jr.	06) Nancy L. Leaming 07) Lawrence M. Levy 08) Elaine S. Ullian 09) Wayne Wilson

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	To consider and act upon ratification of the appointment of Ernst & Young LLP as Hologic’s independent registered public accounting firm.						¡	¡	¡
3.	To consider and act upon the adjournment of the Annual Meeting.						¡	¡	¡

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						¡

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M19085-P88097-Z51696

HOLOGIC, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

March 3, 2010

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the notice of annual meeting of stockholders and Proxy Statement, dated January 19, 2010 and hereby appoints Robert A. Cascella and Glenn P. Muir, each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of the Company to be held at 35 Crosby Drive, Bedford, Massachusetts 01730, on March 3, 2010 at 9:00 a.m., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side